EXHIBIT 99.1

VALASSIS COMMUNICATIONS, INC.      Contact:  Lynn Liddle (313) 591-7374
                                                 Fax: (313) 591-4503
                                           VP, Corporate Communications
                                              and Investor Relations


FOR IMMEDIATE RELEASE

                VALASSIS BOARD NAMES PLANNED SUCCESSOR
           ALAN F. SCHULTZ AS CEO, TO SUCCEED DAVID BRANDON

Livonia, Mich., June 4, 1998: Valassis Communications, Inc. (NYSE:VCI) today announced that Alan F. Schultz, the Company's planned successor to David A. Brandon, has been named President and CEO. Effective immediately, Schultz will assume full leadership responsibility for the Company, and Brandon will continue as Chairman of the Board through the end of the year.

Schultz, who is the current Chief Operating Officer, and member of the Company's Board of Directors, has been with Valassis for over 13 years, holding various positions in sales, marketing, finance and operations. His assumption of the position of CEO was designed to ensure continuity of the Company's proven and effective management team. Chairman of the Board, David Brandon, commented that he believes the current management team to be well-prepared to lead the company, which prompted his decision to speed up the process of stepping down as CEO.

"Al and the Valassis leadership team are well up to the challenge of leading our company into the next millennium. I continue to believe that our best years lie ahead, making this the perfect time for me to step back and pursue some important personal goals and seek new challenges," said David Brandon, Chairman of the Board. "This change will be positive and energizing, and in keeping with the way we do business at our very special company. Change is good; we embrace it, and we have proven that we prosper in this environment. Valassis will be even stronger tomorrow as a result." he added.

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Schultz commented, "During my career at Valassis, I have had the privilege of working with an exceptional group of individuals, and our team has only improved with time and experience. I am very motivated to lead this company to its next level of success, as we more aggressively pursue growth opportunities for Valassis and its shareholders."

Schultz, who is 39 years old, has held various positions in sales and general operations at Valassis. Prior to being named Chief Operating Officer in 1995, Schultz was the Company's Executive Vice President of Sales and Marketing. He is a graduate of the University of Michigan, and former C.P.A. with Deloitte & Touche. He has been responsible for developing and leading many of the Company's recent successful ventures, including the launch of its Sampling Division, C&D rural county inserts program, targeting services, and recent industry initiatives which have aided in growing the Company's core free-standing insert business.

Valassis management noted that it expects to take a charge of approximately $6 million in its upcoming second quarter, ending June 30,1998, relating to Mr. Brandon's employment contract.

Valassis Communications, Inc. is the leading company in the sales promotion industry, offering the broadest array of consumer promotion techniques, including: Valassis Inserts, free-standing inserts distributed to nearly 58 million households each week through Sunday newspapers; C&D County inserts, distributed to over 5 million households in rural communities; Valassis Impact Promotions (VIP), specialty and solo promotions; ROP Solutions, run-of-press advertising directly on the pages of newspapers; and Valassis Sampling, newspaper sampling programs. VCI has eight sales offices and four printing/ production facilities in the U.S., and a Canadian subsidiary, Valassis of Canada. VCI had revenue of $675.5 million in 1997.

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